As filed with the Securities and Exchange Commission on September 9, 2025

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

HERON THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

_______________________

Delaware	94-2875566
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Regency Forest Drive, Suite 300
Cary, North Carolina
Tel: (858) 251-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Craig Collard
Chief Executive Officer
Heron Therapeutics, Inc.
100 Regency Forest Drive, Suite 300
Cary, North Carolina 27518
Tel: (858) 251-4400
(Name, address, including zip code, and telephone number including area code, of agents for service)

_______________________

Copies to:
Andrew P. Gilbert, Esq.

Emilio Ragosa, Esq.
DLA Piper LLP (US)
51 John F. Kennedy Parkway
Short Hills, New Jersey 07078
Tel: (973) 520-2550

_______________________

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 9, 2025

PROSPECTUS

37,911,081 Shares of Common Stock

This prospectus relates to the potential resale or other disposition by the selling stockholders identified in this prospectus (the “Selling Stockholders”), from time to time, of an aggregate of 37,911,081 shares of common stock, par value $0.01 per share (the “Common Stock”) of Heron Therapeutics, Inc. (the “Company,” “we” or “us”), consisting of (i) 13,225,227 shares of Common Stock issued to certain purchasers pursuant to a securities purchase agreement with the Company dated August 8, 2025 (the “Purchase Agreement”), (ii) an aggregate of 5,241,410 shares of Common Stock issuable upon automatic conversion of the Company’s Series A convertible preferred stock, par value $0.01 per share (the “Series A Convertible Preferred Stock”), subject to Stockholder Approval (as defined below) issued to certain purchasers pursuant to the Purchase Agreement and (iii) an aggregate of 19,444,444 shares of Common Stock issuable upon the conversion, at the option of the holder, of convertible senior unsecured promissory notes due 2031 (the “Notes”), subject to Stockholder Approval, issued to a fund affiliated with Rubric Capital Management LP (“Rubric”) pursuant to the note purchase agreement with the Company dated August 8, 2025 (“the Note Purchase Agreement”).

We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of Common Stock by the Selling Stockholders.

The Selling Stockholders or their pledgees, assignees, permitted transferees or other successors-in-interest may offer and sell or otherwise dispose of the shares of Common Stock described in this prospectus from time to time through public or private transactions at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at varying prices determined at time of sale, or at privately negotiated prices. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 19 for more information about how the Selling Stockholders may sell or dispose of their shares of Common Stock.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “HRTX.” On September 3, 2025, the last reported sale price of our Common Stock was $1.33 per share.

Investing in our securities involves risk. See “Risk Factors” beginning on page 15 of this prospectus any similar section contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference herein and therein, before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under a shelf registration process, the Selling Stockholders may from time to time sell the shares of Common Stock described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that may be sold by the Selling Stockholders. Each time the Selling Stockholders sell the securities, to the extent required by law, a prospectus supplement will be provided that will contain specific information about the terms of the offering. One or more free writing prospectuses may also be provided to you in connection with the offering. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. You should carefully read this prospectus, the applicable prospectus supplement, and any applicable free writing prospectus, as well as the information and documents incorporated herein and therein by reference and the additional information under the heading “Where You Can Find More Information,” before making an investment decision.

Neither we nor the Selling Stockholders have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in, or incorporated by reference into, this prospectus and the applicable prospectus supplement, and any free writing prospectus authorized for use in connection with a specific offering. Neither we nor the Selling Stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus is delivered, or securities sold, on a later date.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

This prospectus includes our trademarks, trade names and service marks, such as Heron Therapeutics®, the Heron logo, ZYNRELEF®, APONVIE®, CINVANTI®, SUSTOL®, and Biochronomer®, which are protected under applicable intellectual property laws and are the property of Heron Therapeutics, Inc. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

ii

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus and any prospectus supplement or free writing prospectus contains forward-looking statements within the meaning of the federal securities laws. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, you can identify forward-looking statements by the use of the words “anticipate,” “assume,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “project,” “should,” “will,” “would,” and other expressions that predict or indicate future events and trends and which do not relate to historical matters. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business and commercialization strategy, products and product candidates, research pipeline, ongoing and planned preclinical studies and clinical trials, regulatory submissions and approvals, addressable patient population, research and development expenses, timing and likelihood of success, as well as plans and objectives of management for future operations, are forward-looking statements. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from our anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•
our ability to successfully commercialize, market and achieve market acceptance of ZYNRELEF® (bupivacaine and meloxicam) extended-release solution (“ZYNRELEF”), APONVIE® (aprepitant) injectable emulsion (“APONVIE”), CINVANTI® (aprepitant) injectable emulsion (“CINVANTI”), and SUSTOL® (granisetron) extended-release injection (“SUSTOL” and together with ZYNRELEF, APONVIE and CINVANTI, our “Products”) in the United States (“U.S.”), and our positioning relative to products that now or in the future compete with our Products or product candidates;
•
our estimates regarding the potential market opportunities for our Products and our product candidates, if approved, and our ability to capture the potential additional market opportunity from the expanded ZYNRELEF label approved in the U.S.;
•
our ability to establish and maintain successful commercial arrangements including our co-promotion agreement with CrossLink Network, LLC (“CrossLink Network”);
•
the realization of anticipated benefits from our co-promotion agreement with CrossLink Network;
•
the timing and outcome of our pending patent litigations;
•
whether we are required to write-off any additional inventory in the future;
•
our ability to establish satisfactory pricing and obtain adequate reimbursement from government and third-party payors of our Products and product candidates that receive regulatory approvals;
•
whether clinical trials of our Products and product candidates are indicative of the results in future clinical trials;
•
our ability to successfully launch our ZYNRELEF Vial Access Needle (“VAN”) in the U.S.;
•
our ability to develop, acquire and advance product candidates into, and successfully complete, clinical trials, and our ability to submit for and obtain regulatory approval for product candidates in our anticipated timing, or at all;
•
the clinical utility of our Products and product candidates and their potential advantages compared to other treatments;

•
our competitors’ activities, including decisions as to the timing of competing product launches, generic entrants, pricing and discounting;
•
the safety and efficacy results of our clinical trials and other required studies for expansion of the indications for our Products and approval of our product candidates and the data to support such clinical trials, potential regulatory approval or further development of any of our Products or product candidates;
•
our ability to meet the postmarketing study requirements within the mandated timelines of the U.S. Food and Drug Administration (“FDA”) and to obtain favorable results and comply with standard postmarketing requirements, including U.S. federal advertising and promotion laws, federal and state anti-fraud and abuse laws, healthcare information privacy and security laws, safety information, safety surveillance and disclosure of payments or other transfers of value to healthcare professionals and entities for Products or any of our product candidates;
•
our ability to successfully develop and achieve regulatory approval for any product candidates utilizing our proprietary Biochronomer® drug delivery technology (“Biochronomer Technology”);
•
our ability to establish key collaborations and vendor relationships for our Products and our product candidates;
•
our ability to successfully develop and commercialize any technology that we may in-license or products we may acquire;
•
our ability to establish and maintain arrangements for the manufacture of our Products and product candidates and the ability and sufficiency of our current manufacturing third-party partners to produce clinical and commercial quantities of our Products and product candidates without delays, supply constraints or changes in the regulatory or geopolitical environment;
•
the failure to renew, or the revocation of, any license or other required permits;
•
our ability to successfully operate in non-U.S. jurisdictions in which we may choose to do business, including compliance with applicable regulatory requirements and laws;
•
our ability to obtain and enforce intellectual property rights to protect our Products, our product candidates, our Biochronomer Technology and our other technology;
•
our ability to successfully defend ourselves against pending or threatened litigation or investigations, including unforeseen third-party infringement claims involving our Products and product candidates;
•
our inability or delay in achieving or sustaining profitability;
•
the impacts of global economic and political developments on our business and the financial market, including the impact of geopolitical conflicts and acts of war, terrorism and civil disorder, global pandemics and other public health emergencies, tariffs and other trade protection measures, changes to interest rates and inflationary pressure, natural and man-made disasters, and other sources of volatility, which could result in economic slowdowns or recessions and market disruptions and adversely affect our financial condition, results of operations and cash flows;
•
the impact of evolving legal and regulatory requirements and interpretations thereof, including legislative or executive actions, policy changes in governmental agencies and judicial decisions overturning or establishing new precedents;
•
changes in the industry we operate;
•
our ability to retain, attract and hire key personnel;

•
our estimates regarding our capital requirements;
•
our ability to obtain additional financing and raise capital as necessary to fund operations or pursue business opportunities;
•
the cost and availability of capital and any restrictions imposed by lenders or creditors; and
•
the volatility and unpredictability of the stock market, credit market conditions and impact on the value of our common stock and our ability to access capital markets.

Any forward-looking statements contained or incorporated by reference in this prospectus reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, as well as those identified in this prospectus under the heading “Risk Factors” and in the applicable prospectus supplement and under similar headings in the other documents incorporated by reference into this prospectus. You should carefully review all of these factors. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this prospectus, and except as required by law, we assume no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes. These risk factors may be updated by our future filings under the Exchange Act. You should carefully review all information therein.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should carefully read this entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including each of the documents incorporated herein or therein by reference, before making an investment decision. Unless the context otherwise requires, references in this prospectus to “Heron,” “we,” “us,” “our,” “our company,” “the Company” and “our business” refer to Heron Therapeutics, Inc. and its wholly owned subsidiary, Heron Therapeutics B.V.

About Heron Therapeutics, Inc.

Overview

We are a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard of care for acute care and oncology patients.

Acute Care Product Portfolio

ZYNRELEF

ZYNRELEF is a dual-acting local anesthetic that delivers a fixed-dose combination of the local anesthetic bupivacaine and a low dose of the nonsteroidal anti-inflammatory drug meloxicam. ZYNRELEF is the first and only modified-release local anesthetic to be classified by the FDA as an extended-release product because ZYNRELEF demonstrated in Phase 3 studies significantly reduced pain and significantly increased proportion of patients requiring no opioids through the first 72 hours following surgery compared to bupivacaine solution, the current standard-of-care local anesthetic for postoperative pain control.

ZYNRELEF was initially approved by the FDA in May 2021, and we commenced commercial sales in the U.S. in July 2021. In each of December 2021 and January 2024, the FDA approved an expansion of ZYNRELEF's indication. ZYNRELEF is approved for use in adults for postsurgical analgesia for up to 72 hours after soft tissue and orthopedic surgical procedures including foot and ankle, and other orthopedic surgical procedures in which direct exposure to articular cartilage is avoided. In September 2024, the FDA approved the prior approval supplement (“PAS”) application for ZYNRELEF Vial Access Needle (“VAN”), which is replacing the current vented vial spike.

In March 2022, the Centers for Medicare and Medicaid Services (“CMS”) approved a 3-year transitional pass-through status of ZYNRELEF, which became effective on April 1, 2022, for separate reimbursement outside of the surgical bundle payment in the Hospital Outpatient Department (“HOPD”) setting of care. In addition, in December 2022, H.R. 2617, the omnibus spending bill was approved by Congress, which includes the Non-Opioids Prevent Addiction in the Nation (NOPAIN) Act which directs CMS to provide separate Medicare reimbursement for non-opioid treatments that are used to manage pain during surgeries conducted in hospital outpatient departments or in ambulatory surgical centers. To qualify, the non-opioid treatment must demonstrate the ability to replace, reduce, or avoid intraoperative or postoperative opioid use or the quantity of opioids prescribed in a clinical trial or through data published in a peer-reviewed journal. The hospital outpatient prospective payment system and ambulatory surgical center proposed rule for calendar year 2025 includes ZYNRELEF as a qualifying non-opioid requiring CMS to provide separate Medicare reimbursement in both the hospital outpatient department and ambulatory surgical center settings from January 1, 2025, through December 31, 2027.

APONVIE

APONVIE is the first and only intravenous formulation of a substance P/neurokinin-1 (“NK1”) receptor antagonist indicated for postoperative nausea and vomiting (“PONV”) in adults. Delivered via a single 30-second intravenous (“IV”) injection, APONVIE has demonstrated rapid achievement of therapeutic drug levels ideally suited for the surgical setting.

APONVIE was approved by the FDA in September 2022 and became commercially available in the U.S. in March 2023. APONVIE is indicated for the prevention of PONV in adults. CMS granted pass-through payment status for APONVIE, effective April 1, 2023.

Oncology Care Product Portfolio

CINVANTI

CINVANTI is an IV formulation of aprepitant, a substance NK1 receptor antagonist. CINVANTI is the first IV formulation to directly deliver aprepitant, the active ingredient in EMEND® capsules. Aprepitant (including its prodrug, fosaprepitant) is a single-agent NK1 receptor antagonist to significantly reduce nausea and vomiting in both the acute phase (0–24 hours after chemotherapy) and the delayed phase (24–120 hours after chemotherapy). CINVANTI is the first and only IV formulation of an NK1 receptor antagonist indicated for the prevention of acute and delayed nausea and vomiting associated with Highly Emetogenic Cancer (“HEC”) and nausea and vomiting associated with Moderately Emetogenic Cancer (“MEC”) that is free of synthetic surfactants, including polysorbate 80.

CINVANTI, in combination with other antiemetic agents, is indicated in adults for the prevention of acute and delayed nausea and vomiting associated with initial and repeat courses of HEC including high-dose cisplatin as a single-dose regimen, delayed nausea and vomiting associated with initial and repeat courses of MEC as a single-dose regimen, and nausea and vomiting associated with initial and repeat courses of MEC as a 3-day regimen.

NK1 receptor antagonists are typically used in combination with 5-hydroxytryptamine (“5-HT3”) receptor antagonists. The only other injectable NK1 receptor antagonist currently approved in the U.S. for both acute and delayed chemotherapy induced nausea and vomiting (“CINV”), EMEND® IV (fosaprepitant), contains polysorbate 80, a synthetic surfactant, which has been linked to hypersensitivity reactions, including anaphylaxis, and infusion site reactions. The CINVANTI formulation does not contain polysorbate 80 or any other synthetic surfactant. Our CINVANTI data has demonstrated the bioequivalence of CINVANTI to EMEND IV, supporting its efficacy for the prevention of both acute and delayed nausea and vomiting associated with HEC and nausea and vomiting associated with MEC. Results also showed CINVANTI was better tolerated in healthy volunteers than EMEND IV, with significantly fewer adverse events reported with CINVANTI.

CINVANTI was approved by the FDA in November 2017, and we commenced commercial sales in the U.S. in January 2018.

SUSTOL

SUSTOL is the first extended-release 5-HT3 receptor antagonist approved for the prevention of acute and delayed nausea and vomiting associated with both MEC and anthracycline and cyclophosphamide (“AC”) combination chemotherapy regimens. A standard of care in the treatment of breast cancer and other cancer types, AC regimens are among the most commonly prescribed HEC regimens, as defined by both the National Comprehensive Cancer Network (“NCCN”) and the American Society of Clinical Oncology (“ASCO”).

SUSTOL is indicated in combination with other antiemetics in adults for the prevention of acute and delayed nausea and vomiting associated with initial and repeat courses of MEC or AC combination chemotherapy regimens. SUSTOL is an extended-release, injectable 5-HT3 receptor antagonist that utilizes our Biochronomer Technology to maintain therapeutic levels of granisetron for ≥5 days. The SUSTOL global Phase 3 development program was comprised of two, large, guideline-based clinical studies that evaluated SUSTOL's efficacy and safety in more than 2,000 patients with cancer. SUSTOL's efficacy in preventing nausea and vomiting was evaluated in both the acute phase (0–24 hours following chemotherapy) and the delayed phase (24–120 hours following chemotherapy).

SUSTOL was approved by the FDA in August 2016, and we commenced commercial sales in the U.S. in October 2016.

Biochronomer Technology

Our proprietary Biochronomer Technology is designed to deliver therapeutic levels of a wide range of otherwise short-acting pharmacological agents over a period from days to weeks with a single administration. Our Biochronomer Technology consists of polymers that have been the subject of comprehensive animal and human toxicology studies that have shown evidence of the safety of the polymer. When administered, the polymers undergo controlled hydrolysis, resulting in a controlled, sustained release of the pharmacological agent encapsulated within the Biochronomer-based composition. Furthermore, our Biochronomer Technology is designed to permit more than one pharmacological agent to be incorporated, such that multimodal therapy can be delivered with a single administration.

Sales and Marketing

Our U.S.-based sales and marketing team consists of 76 employees as of August 22, 2025. The sales and marketing infrastructure includes a targeted, acute care and oncology sales force to establish relationships with a focused group of surgeons, oncologists, nurses and pharmacists. Additionally, the commercial team manages relationships with key accounts, such as managed care organizations, group purchasing organizations, hospital systems, oncology group networks, payors and government accounts. The sales force is supported by sales management, internal sales support, an internal marketing group and distribution support.

In January 2024, we entered into a co-promotion agreement with Crosslink Network to expand the sales network supporting ZYNRELEF. Crosslink Network is the lead partner in the U.S. for ZYNRELEF promotion for orthopedic indications.

Customers

Our Products are distributed in the U.S. through a limited number of specialty distributors and full line wholesalers that resell to healthcare providers and hospitals, the end users of our Products.

Competition

The biotechnology and pharmaceutical industries are extremely competitive. Our potential competitors are many in number and include major and mid-sized pharmaceutical and biotechnology companies. Many of our potential competitors have significantly more financial, technical and other resources than we do, which may give them a competitive advantage. In addition, they may have substantially more experience in effecting strategic combinations, in-licensing technology, developing drugs, obtaining regulatory approvals and manufacturing and marketing products. We cannot give any assurances that we can compete effectively with these other biotechnology and pharmaceutical companies. Our Products compete in highly competitive markets. Our potential competitors in these markets may succeed in developing products that could render our Products obsolete or noncompetitive.

ZYNRELEF competes in the postoperative pain management market with MARCAINETM (bupivacaine hydrochloride injection, solution, marketed by Pfizer Inc.) and generic forms of bupivacaine; NAROPIN® (ropivacaine, marketed by Fresenius Kabi USA, LLC) and generic forms of ropivacaine; EXPAREL® (bupivacaine liposome injectable suspension, marketed by Pacira BioSciences, Inc.); XARACOLL® (bupivacaine HCl implant, marketed by Innocoll Pharmaceuticals Limited); POSIMIR® (owned by Durect Corporation and to be marketed in the U.S. by Innocoll Pharmaceuticals Limited); ANJESO® (meloxicam injection, marketed by Baudax Bio, Inc.); OFIRMEV® (acetaminophen injection, marketed by Mallinckrodt Pharmaceuticals); SEGLENTIS® (celecoxib and tramadol hydrochloride, marketed by Kowa Pharmaceuticals America, Inc. in the U.S.); generic forms of IV acetaminophen; and potentially other products in development for postoperative pain management that reach the U.S. market.

APONVIE competes in the PONV prevention market with generic ondansetron, the current standard of care, generic aprepitant, and BARHEMSYS® (amisulpride, marketed by Eagle Pharmaceuticals, Inc.); TAK-951 (a peptide agonist under development (PH2) by Takeda Pharmaceutical Company Limited for PONV and not approved anywhere globally for any use); and potentially other products in development for PONV prevention that reach the market.

CINVANTI faces significant competition. NK1 receptor antagonists are administered for the prevention of CINV, in combination with 5-HT3 receptor antagonists, to augment the therapeutic effect of the 5-HT3 receptor antagonist. Currently available NK1receptor antagonists include: generic versions of EMEND® IV (fosaprepitant); EMEND® IV (fosaprepitant, marketed by Merck & Co., Inc.); EMEND® (aprepitant, marketed by Merck & Co., Inc.); AKYNZEO®(palonosetron, a 5-HT3 receptor antagonist, combined with netupitant, an NK1 receptor antagonist, marketed by Helsinn Therapeutics (U.S.), Inc.); VARUBI® (rolapitant, marketed by TerSera Therapeutics LLC), FOCINVEZTM (fosaprepitant injection, marketed by Amneal Pharmaceuticals, LLC) and other products that include an NK1 receptor antagonist that reach the market for the prevention of CINV.

SUSTOL also faces significant competition. Currently available 5-HT3 receptor antagonists include: AKYNZEO® (palonosetron, a 5-HT3 receptor antagonist, combined with netupitant, an NK1 receptor antagonist, marketed by Helsinn Therapeutics (U.S.), Inc.); SANCUSO® (granisetron transdermal patch, marketed by Cumberland Pharmaceuticals Inc.); and generic products including ondansetron (formerly marketed by GlaxoSmithKline plc as ZOFRAN), granisetron (formerly marketed by Hoffman-La Roche, Inc. as KYTRIL) and palonosetron (formerly marketed by Eisai in conjunction with Helsinn Healthcare S.A. as ALOXI) and Posfrea (Palonosetron Injection, marketed by AVYXA). Currently, palonosetron is the only 5-HT3receptor antagonist other than SUSTOL that is approved for the prevention of delayed CINV associated with MEC regimens. SUSTOL is indicated in combination with other antiemetics in adults for the prevention of acute and delayed nausea and vomiting associated with initial and repeat courses of MEC or AC combination chemotherapy regimens, which is considered to be a HEC regimen by the NCCN and ASCO. No other 5-HT3 receptor antagonist is specifically approved for the prevention of delayed CINV associated with a HEC regimen.

Manufacturing and Clinical Supplies

We do not own or operate manufacturing facilities for the production of commercial or clinical quantities of our Products. We currently rely on a small number of third-party manufacturers to produce compounds used in our product development and commercial activities and expect to continue to do so to meet the preclinical and clinical requirements of our Products and potential products and for all of our commercial needs. We currently have long-term manufacturing and processing agreements with certain third-party manufacturers. These agreements require that all third-party contract manufacturers and processors produce active pharmaceutical ingredients, excipients and finished products in accordance with the FDA’s current Good Manufacturing Practices (“cGMP”) and all other applicable laws and regulations. We maintain confidentiality agreements with potential and existing manufacturers in order to protect our proprietary rights related to our Products and our Biochronomer Technology.

Some of the critical materials and components used in manufacturing our Products are sourced from single suppliers. An interruption in the supply of a key material could significantly delay our research and development process or increase our expenses for commercialization or development of our Products. Specialized materials must often be manufactured for the first time for use in drug delivery technologies, or materials may be used in the technologies in a manner that is different from their customary commercial uses. The quality of materials can be critical to the performance of a drug delivery technology, so a reliable source that provides a consistent supply of materials is important. Materials or components needed for our drug delivery technologies may be difficult to obtain on commercially reasonable terms, particularly when relatively small quantities are required or if the materials traditionally have not been used in pharmaceutical products.

Intellectual Property

Our success will depend in large part on our ability to:

•
obtain and maintain international and domestic patents and other legal protections for the proprietary
•
technology, inventions and improvements we consider important to our business;

•
prosecute and defend our patents;
•
preserve our trade secrets; and
•
operate without infringing the patents and proprietary rights of other parties.

We intend to continue to seek appropriate patent protection for the product candidates in our research and development programs and their uses by filing patent applications in the U.S. and other selected countries. We intend for these patent applications to cover, where possible, claims for composition of matter, medical uses, processes for preparation and formulations.

Our policy is to actively seek patent protection in the U.S. and to pursue equivalent patent claims in selected foreign countries, thereby seeking patent coverage for novel technologies and compositions of matter that may be commercially important to the development of our business. Granted patents include claims covering the product composition, methods of use and methods of preparation. Our existing patents may not cover future products, additional patents may not be issued and current patents, or patents issued in the future, may not provide meaningful protection or prove to be of commercial benefit.

We have filed a number of U.S. patent applications on inventions relating to the composition of a variety of polymers, specific products, product groups and processing technology. As of December 31, 2024, we had a total of 31 issued U.S. patents and an additional 124 issued (or registered) foreign patents. The patents on the bioerodible technologies expire in April 2026.

CINVANTI is covered by 12 patents issued in the U.S. and by five patents issued (or registered) in foreign countries including Korea and Japan. U.S. patents covering CINVANTI have expiration dates ranging from September 2035 to February 2036. Foreign patents covering CINVANTI have expiration dates ranging from September 2035 to February 2036.

SUSTOL is covered by 18 patents issued (or registered) in foreign countries including France, Germany, Hong Kong, Ireland, Italy, Japan, Spain, Sweden, Switzerland, Taiwan, and the United Kingdom. Foreign patents covering SUSTOL expire in September 2025.

ZYNRELEF is protected by 16 patents issued in the U.S. and by 100 patents issued (or registered) in foreign countries including Albania, Australia, Austria, Belgium, Bulgaria, Canada, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hong Kong, Hungary, Iceland, Ireland, Italy, Japan, Korea, Latvia, Lithuania, Luxembourg, Macedonia, Malta, Mexico, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Taiwan, Turkey and the United Kingdom. U.S. patents covering ZYNRELEF have expiration dates ranging from March 2034 to April 2035. Foreign patents covering ZYNRELEF have expiration dates ranging from November 2033 to November 2036.

APONVIE is covered by 13 patents issued in the U.S. and by five patents issued (or registered) in foreign countries including Korea and Japan. U.S. patents covering APONVIE have expiration dates ranging from September 2035 to February 2036. Foreign patents covering APONVIE have expiration dates ranging from September 2035 to February 2036.

HTX-034 is protected by 13 patents issued in the U.S. and by 100 patents issued (or registered) in foreign countries including Albania, Australia, Austria, Belgium, Bulgaria, Canada, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hong Kong, Hungary, Iceland, Ireland, Italy, Japan, Korea, Latvia, Lithuania, Luxembourg, Macedonia, Malta, Mexico, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Taiwan, Turkey and the United Kingdom. U.S. patents covering HTX-034 have expiration dates ranging from March 2034 to April 2035. Foreign patents covering HTX-034 have expiration dates ranging from November 2033 to November 2036.

Although we believe that our rights under patent applications we own provide a competitive advantage, the patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions. We may not be able to develop patentable products or processes, and may not be able to obtain patents from pending applications. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. Any patents or patent rights that we obtain may be circumvented, challenged or invalidated by our competitors.

We also rely on trade secrets, proprietary know-how and continuing innovation to develop and maintain our competitive position. We seek protection of these trade secrets, proprietary know-how and any continuing innovation, in part, through confidentiality and proprietary information agreements. However, these agreements may not provide meaningful protection for, or adequate remedies to protect, our technology in the event of unauthorized use or disclosure of information. Furthermore, our trade secrets may otherwise become known to, or be independently developed by, our competitors.

Summary of Private Placement and Convertible Note Issuance

Convertible Note Issuance

On August 8, 2025, we entered into the Note Purchase Agreement with Rubric, pursuant to which we issued and sold $35.0 million aggregate principal amount of Notes to a fund affiliated with Rubric for an aggregate purchase price of $33.25 million pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act (the “Convertible Note Issuance”). The Convertible Note Issuance provides for (i) a maturity date of March 1, 2031, (ii) a 5% original issuance discount, (iii) 5% per annum interest payable in cash, (iv) the right to pay interest in kind for the first twelve months at a 7% rate, and (v) conversion of the Notes into Common Stock at the option of the holder at $1.80 per share, subject to Stockholder Approval. The Note Purchase Agreement contains customary representations and warranties, agreements and obligations and termination provisions. The Convertible Note Issuance closed on August 12, 2025.

Private Placement

On August 8, 2025, we entered into the Purchase Agreement with the purchasers party thereto, in connection with a private placement of (i) 13,225,227 unregistered shares of Common Stock at a purchase price of $1.50 per share and (ii) 524,141 unregistered shares of Series A Convertible Preferred Stock, which shall automatically convert upon Stockholder Approval into 5,241,410 shares of Common Stock, at a conversion price of $1.50 per share (stated value of $15.00 per share) for an aggregate investment amount of approximately $27.7 million (the “Private Placement”). The Purchase Agreement contains customary representations and warranties, agreements and obligations and termination provisions. The issuance of the shares of Common Stock and Series A Convertible Preferred Stock in the Private Placement was made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act. The Private Placement closed on August 12, 2025.

We intend to seek stockholder approval (the “Stockholder Approval”) pursuant to the applicable rules of the Nasdaq Stock Market to approve the conversion of the Notes and the Series A Convertible Preferred Stock into Common Stock. We have filed a preliminary proxy statement for such Stockholder Approval within thirty (30) calendar days of August 12, 2025, as required under the Note Purchase Agreement and the Purchase Agreement.

Liquidity and Capital Resources

Sources of Liquidity

As of June 30, 2025, we had cash, cash equivalents and short-term investments of $40.6 million. Our net loss for the three months ended June 30, 2025 was $2.4 million, or $0.02 per share, compared to a net loss of $9.2 million, or $0.06 per share, for the same period in 2024. Our net income for the six months ended June 30, 2025 was $0.3 million, or nil per share, compared to a net loss of $12.4 million, or $0.08 per share for the same period in 2024. We have incurred significant operating losses and negative cash flows from operations and had an accumulated deficit of $1.9 billion as of June 30, 2025. From our inception through June 30, 2025, we have financed our growth and operations, including technology and product research and development, primarily through the issuance of common stock, convertible notes and warrants, product sales and debt financings.

Future Funding Requirements

As of June 30, 2025, we had cash, cash equivalents and short-term investments of $40.6 million. Subsequent to the closing of the Convertible Notes Issuance, the Private Placement, the Secured Debt Transaction and the Convertible Note Exchange, and based on our current operating plan and projections, management believes that our cash, cash equivalents, and short-term investments, will be sufficient to meet our anticipated cash requirements for a period of at least one year from the date that the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2025 are issued.

We continuously evaluate our liquidity and capital resources, including access to external capital, in light of current economic and market conditions and our operational performance. Our future cash requirements and the adequacy of our available funds will depend on many factors, primarily including our ability to generate revenue and the scope and costs of our commercial and research and development activities.

Cash Flows

The net change in cash and cash equivalents consisted of the following:

Our net cash used in operating activities for the six months ended June 30, 2025 and June 30, 2024 was $19.7 million and $14.1 million, respectively. The increase in net cash used in operating activities of $5.6 million or 39.8%, was primarily attributable to payments for inventory, offset by a decrease in net loss for the six months ended June 30, 2025 compared to the same period in 2024.

Our net cash provided by investing activities for the six months ended June 30, 2025, and June 30, 2024 was $9.6 million, and $3.3 million, respectively. The increase in net cash provided by investing activities of $6.3 million or approximately two-fold, was primarily attributable to net maturities of short-term investments of $9.9 million for the six months ended June 30, 2025 compared to $4.0 million for the three months ended June 30, 2024.

Our net cash provided by financing activities for the six months ended June 30, 2025, and June 30, 2024 was $0.8 million, and $0.5 million, respectively.

Recent Events

On August 6, 2025, we entered into a Framework Agreement (the “Framework Agreement”) with Patheon Austria GmbH & Co KG (“Patheon”) and Thermo Fisher Scientific Inc. (solely for purposes as specified therein). Under the Framework Agreement, we and Patheon agreed to the terms under which Patheon will manufacture and supply us with specific quantities of certain products and hawse have committed to purchase 38,400 kg of such products through December 31, 2026. Patheon will continue to perform certain ongoing stability studies related to such products and provide warehousing services. Further, we and Patheon terminated certain agreements previously entered into, including historical obligations thereunder, pursuant to the Framework Agreement. The Framework Agreement is subject to the additional terms of a Manufacturing and Supply Agreement previously entered into by us and Patheon, as amended by the amendments set forth in the Framework Agreement (the “Amended MSA”), which governs the general terms under which Patheon will provide manufacturing services and perform stability studies related to such products for and on behalf of us from time to time.

Secured Debt Transaction

On August 8, 2025, we entered into an amendment (the “Second Amendment”) to that certain Working Capital Facility Agreement, dated August 9, 2023 (as amended, the “Loan Agreement”), with Hercules Capital, Inc., as administrative agent, collateral agent and lender (the “Secured Debt Transaction”).

The Second Amendment amends the Loan Agreement (a) to increase the aggregate principal amount of term loans of up to $150.0 million plus accrued and unpaid paid-in-kind interest on the borrowings under the Loan Agreement prior to August 12, 2025 (the “existing debt”), with tranched availability as follows: $110.0 million plus accrued and unpaid paid-in-kind interest on the existing debt funded on August 12, 2025 (“tranche 1”), $20.0 million available through December 15, 2026 (“tranche 2”), and $20.0 million available from the earlier of: (i)

the full draw of tranche 2 and (ii) September 30, 2027 (“tranche 3”), and in the case of tranches 2 and 3, subject to certain customary conditions to draw down, (b) to extend the maturity date under the Loan Agreement to the earlier of (i) September 1, 2030 and (ii) to the extent that we issue convertible indebtedness, the date 180 days prior to the stated maturity thereof, (c) to adjust the interest rate to Prime (7.5% floor) plus 1.95% cash interest and 1.00% paid-in-kind interest and (d) to provide for payment of a 1.00% upfront facility charge and an end of term charge of up to 6.25%, depending on the end of term. The loans thereunder do not have any scheduled amortization payments. The Secured Debt Transaction closed on August 12, 2025.

Convertible Note Exchange

On August 8, 2025, we entered into an Exchange Agreement (the “Exchange Agreement”) with the investors party thereto (collectively, the “Holders”), pursuant to which we and the Holders have exchanged the Company’s $150.0 million aggregate principal amount of senior unsecured convertible promissory notes due 2026 (the “Existing Notes”) that were issued and sold by us to the Holders pursuant to that certain note purchase agreement, dated as of May 24, 2021, of which (i) an aggregate principal amount of $25.0 million of the Existing Notes were exchanged for 16,666,666 shares of Common Stock and (ii) the remaining aggregate principal amount of $125.0 million of the Existing Notes, together with all accrued and unpaid interest thereon, were repaid in cash by us to the Holders (the “Convertible Note Exchange”). The Exchange Agreement contains customary representations and warranties, agreements and obligations and termination provisions. The Convertible Note Exchange closed on August 12, 2025.

Legal Proceedings

On August 4, 2023, we received a Notice Letter (the “Mylan August Notice”) from Mylan Pharmaceuticals Inc. (“Mylan”) advising that Mylan had submitted an ANDA to the FDA seeking approval to manufacture, use or sell a generic version of CINVANTI (“Mylan’s ANDA for a generic version of CINVANTI”) in the U.S. prior to the expiration of U.S. Patent Nos. 9,561,229; 9,808,465; 9,974,742; 9,974,793; 9,974,794; 10,500,208; 10,624,850; 10,953,018; and 11,173,118 (the “CINVANTI Patents”), which are listed in the Orange Book. The Mylan August Notice alleges that the CINVANTI Patents are invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of the generic product described in Mylan’s ANDA for a generic version of CINVANTI. On September 15, 2023, we filed a complaint for patent infringement of the CINVANTI Patents against Mylan in the U.S. District Court for the District of Delaware in response to the filing of Mylan’s ANDA for a generic version of CINVANTI. The complaint seeks, among other relief, equitable relief enjoining Mylan from infringing the CINVANTI Patents. On November 9, 2023, we received an updated Notice Letter from Mylan advising that it had submitted an amendment to Mylan’s ANDA for a generic version of CINVANTI to include a Paragraph IV certification to our recently listed U.S. Patent No. 11,744,800. On May 6, 2025, we announced that we entered into a settlement agreement with Mylan to resolve the ongoing patent litigation in the U.S. District Court for the District of Delaware related to Mylan’s ANDA for a generic version of CINVANTI. Pursuant to the terms of the settlement agreement, hawse have granted Mylan a license under the Orange Book-listed patents for CINVANTI to market a generic version of CINVANTI in the U.S. beginning June 1, 2032, or earlier under certain customary circumstances. In connection with the settlement, on May 6, 2025, the Court granted the Stipulation and Order of Dismissal with the U.S. District Court for the District of Delaware requesting that the Court dismiss the pending litigation between the parties.

On December 16, 2023, we received a Notice Letter (the “Mylan December Notice”) from Mylan advising that Mylan had submitted an ANDA to the FDA seeking approval to manufacture, use or sell a generic version of APONVIE in the U.S. (“Mylan’s ANDA for a generic version of APONVIE”) prior to the expiration of U.S. Patent Nos.: 9,561,229; 9,808,465; 9,974,742; 9,974,793; 9,974,794; 10,500,208; 10,624,850; 10,953,018; 11,173,118; and 11,744,800 (the “APONVIE Patents”), which are listed in the Orange Book. The Mylan December Notice Letter alleges that the APONVIE Patents are invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of the generic product described in Mylan’s ANDA for a generic version of APONVIE. On January 11, 2024, we filed a complaint for patent infringement of the APONVIE Patents against Mylan in the U.S. District Court for the District of Delaware in response to Mylan filing an ANDA for a generic version of APONVIE. The complaint seeks, among other relief, equitable relief enjoining Mylan from infringing the APONVIE Patents. On January 26, 2024, the Court consolidated this litigation concerning Mylan’s ANDA for a generic version of APONVIE with the previously-filed litigation concerning Mylan’s ANDA for a generic version of CINVANTI. On May 6, 2025we announced that we entered into a settlement agreement with Mylan to resolve the ongoing patent litigation in the U.S. District Court for the District of Delaware related to Mylan’s ANDA for a generic version of APONVIE. Pursuant to the terms of the settlement agreement, we have granted Mylan a license under the Orange Book-listed patents for APONVIE to market a generic version of APONVIE in the U.S. beginning June 1, 2032, or earlier under certain customary circumstances. In connection with the settlement, on May 6, 2025, the Court granted the Stipulation and Order of Dismissal with the U.S. District Court for the District of Delaware requesting that the Court dismiss the pending litigation between the parties.

On December 11, 2023, we received a Paragraph IV notice of certification (the “Slayback Notice”) from Slayback Pharma LLC (“Slayback”) (now owned by Azurity Pharmaceuticals, Inc. (“Azurity”)) advising that Slayback had submitted an new drug application under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act to the FDA seeking approval to manufacture, use or sell a generic version of CINVANTI in the U.S. (“Slayback’s NDA”) prior to the expiration of the patents listed in the Orange Book. The Slayback Notice alleges that the CINVANTI Patents are invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of the generic product described in Slayback’s NDA. On January 24, 2024, we filed a complaint for patent infringement of the CINVANTI Patents against Slayback and a related entity in the U.S. District Court for the District of New Jersey in response to Slayback’s NDA filing. The complaint seeks, among other relief, equitable relief enjoining Slayback from infringing those patents. On July 2, 2024, the U.S. District Court for the District of New Jersey granted Slayback’s motion to transfer this matter to the U.S. District Court for the District of Delaware. On December 12, 2024, we filed a complaint against Slayback, Azurity, and related entities in the U.S. District Court for District of Delaware for patent infringement of the U.S. Patent Nos. 12,115,254 and 12,115,255. On May 23, 2025, we filed an amended complaint against Slayback, Azurity, and related entities adding an allegation of patent infringement of U.S. Patent No. 12,290,520. The parties are currently in expert discovery. A four-day bench trial is currently scheduled for November 17, 2025. we intend to vigorously enforce our intellectual property rights relating to CINVANTI. As a result of our initial complaint for patent infringement, the FDA may not approve Slayback’s NDA until the earlier of June 12, 2026 or resolution of the litigation.

On February 28, 2025, Azurity, Azurity Pharma India LLP, and Slayback requested Post-Grant Review (“PGR”) of U.S. Patent Nos. 12,115,254 and 12,115,255 in PGR2025-00035 and PGR2025-00036, respectively. On April 14, 2025, the Petitions were accorded a filing date. On June 16, 2025, we filed a brief requesting discretionary denial in the petitions in PGR2025-00035 and PGR2025-00036. The briefing was completed on July 16, 2025, and we are awaiting a decision. On July 14, 2025, we filed our Patent Owner Preliminary Response.

On February 7, 2025, we received a Notice Letter (the “Qilu Notice”) from Qilu Pharmaceutical (Hainan) Co., Ltd and Qilu Pharma, Inc. (“Qilu”) advising that Qilu had submitted an ANDA to the FDA seeking approval to manufacture, use or sell a generic version of APONVIE in the U.S. (“Qilu’s ANDA”) prior to the expiration of U.S. Patent Nos.: 9,561,229; 9,808,465; 9,974,742; 9,974,793; 9,974,794; 10,500,208; 10,624,850; 10,953,018; 11,173,118; 11,744,800, 12,115,254, and 12,115,255 (the “Noticed APONVIE Patents”), which are listed in the Orange Book, Qilu’s ANDA alleges that the Noticed APONVIE Patents are invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of the generic product described in Qilu’s ANDA for a generic version of APONVIE. On March 21, 2025, we filed a complaint for patent infringement of the Noticed APONVIE Patents against Qilu in the U.S. District Court for the District of Delaware in response to Qilu’s ANDA for a generic version of APONVIE. The complaint seeks, among other relief, equitable relief enjoining Qilu from infringing the Noticed APONVIE Patents.

On June 11, 2025, we received a Notice Letter (the “Qilu CINVANTI Notice”) from Qilu Pharmaceutical (Hainan) Co., Ltd and Qilu Pharma, Inc. (“Qilu”) advising that Qilu had submitted an ANDA to the FDA seeking approval to manufacture, use or sell a generic version of CINVANTI in the U.S. (“Qilu’s CINVANTI ANDA”) prior to the expiration of U.S. Patent Nos.: 9,561,229; 9,808,465; 9,974,742; 9,974,793; 9,974,794; 10,500,208; 10,624,850; 10,953,018; 11,173,118; 11,744,800; 12,115,254; 12,115,255; and 12,290,520 (the “Noticed CINVANTI Patents”), which are listed in the Orange Book for CINVANTI. Qilu’s CINVANTI ANDA alleges that the Noticed CINVANTI Patents are invalid, unenforceable, and/or will not be infringed by the commercial manufacture, use or sale of the generic product described in Qilu’s CINVANTI ANDA. On July 3, 2025, we filed a complaint for patent infringement of the Noticed CINVANTI Patents against Qilu in the U.S. District Court for the District of Delaware in response to Qilu’s CINVANTI ANDA. The complaint seeks, among other relief, equitable relief enjoining Qilu from infringing the Noticed CINVANTI Patents.

On July 15, 2025, the Qilu CINVANTI and APONVIE litigations were consolidated. A five-day bench trial is currently scheduled for November 16, 2026. The case is in its early stages and a trial has not yet been scheduled. We intend to vigorously enforce our intellectual property rights relating to CINVANTI and APONVIE. As a result of filing our complaint for patent infringement, the FDA may not approve Qilu’s ANDA for a generic version of APONVIE until the earlier of August 7, 2027 or resolution of the litigation, and the FDA may not approve Qilu’s ANDA for a generic version of CINVANTI until the earlier of December 11, 2027 or resolution of the litigation.

Corporate Information

Our principal executive offices are located at 100 Regency Forest Drive, Suite 300, Cary, North Carolina 27518, and our telephone number is (858) 251-4400. Our website address is www.herontx.com. We make our periodic and current reports, and any amendments to those reports, available on our website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. No portion of our website is incorporated by reference into this prospectus.

THE OFFERING

Common stock to be offered by the Selling Stockholders

37,911,081 shares of Common Stock, consisting of (i) 13,225,227 shares of Common Stock issued to certain purchasers pursuant to the Purchase Agreement, (ii) 5,241,410 shares of Common Stock issuable upon the conversion of our Series A Convertible Preferred Stock issued to certain purchasers pursuant to the Purchase Agreement and (iii) 19,444,444 shares of Common Stock issuable upon the conversion of the Notes issued to a fund affiliated with Rubric pursuant to the Note Purchase Agreement.

Common Stock outstanding prior to this offering	183,314,667 shares as of September 3, 2025.

Common Stock to be outstanding after this offering

208,000,521 shares (assuming the conversion of all Series A Convertible Preferred issued pursuant to the Purchase Agreement and the conversion of the Notes issued pursuant to the Note Purchase Agreement upon Stockholder Approval).

Use of proceeds	We will not receive any proceeds from the sale or other disposition of the shares of Common Stock offered hereby.

Risk factors

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus, and any other risk factors described in the documents incorporated by reference herein, for a discussion of factors that you should carefully consider before deciding to invest in our Common Stock.

Nasdaq Capital Market symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “HRTX.”

When we refer to the Selling Stockholders in this prospectus, we are referring to the entities and individuals named in this prospectus as the Selling Stockholders and, as applicable, any pledgee, assignee, permitted transferee or other successor-in-interest selling shares received after the date of this prospectus from the Selling Stockholders as a pledge, assignment or other transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks, uncertainties and assumptions contained in this prospectus and discussed under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC and are incorporate herein by reference, as well as the other information included in and incorporated by reference into this prospectus such as the information contained under the heading “Forward-Looking Statements” before deciding whether to invest in our Common Stock. The occurrence of any of the events or developments described could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our Common Stock could decline and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. We may update these risk factors in our periodic and other filings with the SEC.

Risks Related to this Offering by the Selling Stockholders

The shares of Common Stock being offered in this prospectus represent a substantial percentage of the outstanding shares of Common Stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of the Common Stock to decline significantly.

Under this prospectus, the Selling Stockholders can resell, from time to time, an aggregate of 37,911,081 shares of Common Stock. The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Stockholders would represent approximately 18.2% of the shares of Common Stock outstanding as of September 3, 2025, after giving effect to 5,241,410 shares of Common Stock issuable upon conversion of all outstanding Series A Convertible Preferred Stock issued pursuant to the Purchase Agreement and 19,444,444 shares of Common Stock issuable upon conversion of all outstanding Notes issued pursuant to the Note Purchase Agreement.

After the registration statement, of which this prospectus forms a part, is effective, and until such time that it is no longer effective, the registration statement will permit the resale of such shares of Common Stock. Given the substantial number of shares of Common Stock being registered pursuant to this prospectus, the Selling Stockholders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted.

Further, the sale of a substantial number of shares of our Common Stock, or the perception in the market of the potential for the sale of a large number of shares, in the public market following the effective date of the registration statement of which this prospectus forms a part could increase the volatility of the market price of the Common Stock or result in a significant decline in the public trading price of the Common Stock, which may continue for an extended period of time. Any adverse effect on the market price of our Common Stock may make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our Common Stock or other securities.

Certain existing securityholders purchased our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in us may not experience a similar rate of return.

Certain of our securityholders, including the Selling Stockholders, acquired our securities at prices below the current trading prices of our Common Stock and may experience a positive rate of return. While some of the Selling Stockholders may experience a positive rate of return based on the current trading price, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they paid and the trading price at the time of sale and may instead experience a negative rate of return on their investment. See “Prospectus Summary—Summary of Private Placement and Convertible Note Issuance” for more information.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Common Stock sold pursuant to this prospectus by the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from sales of our Common Stock sold pursuant to this prospectus.

We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our Common Stock covered by this prospectus. The Selling Stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale or other disposition by them of the shares covered hereby.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are (i) 37,911,081 shares of Common Stock previously issued to the Selling Stockholders pursuant to the Purchase Agreement, (ii) 5,241,410 shares of Common Stock issuable to the Selling Stockholders upon the conversion of the Series A Convertible Preferred Stock issued to the Selling Stockholders pursuant to the Purchase Agreement and (iii) 19,444,444 shares of Common Stock issuable upon the conversion of the Notes issued to a fund affiliated with Rubric pursuant to the Note Purchase Agreement. For additional information regarding the issuances and terms of these securities, see “Prospectus Summary—Summary of Private Placement and Convertible Note Issuance” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to offer the shares for resale from time to time.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder. The third column lists the number of shares of Common Stock being offered by the Selling Stockholders pursuant to this prospectus. The fourth and fifth columns list the number of shares of Common Stock and percentage of our outstanding Common Stock to be held by the Selling Stockholders assuming the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Class After the Offering
Entities Affiliated with Rubric Capital Management LP(1)(3)	49,491,272	22,777,769	26,713,503	12.8%
Velan Capital Master Fund LP(2)(4)	10,616,301	2,466,666	8,149,635	4.3%
Entities Affiliated with Clearline Capital LP(2)(5)	9,247,454	7,999,991	1,247,463	*
Adage Capital Partners, L.P.(2)(6)	3,333,325	3,333,325	—	—
Entities Affiliated with JW Partners, LP(2)(7)	1,333,330	1,333,330	—	—

___________________

*	Indicates beneficial ownership of less than 1% of the total issued and outstanding shares of Common Stock.

(1)

Represents the number of shares of Common Stock that will be beneficially owned by the applicable Selling Stockholder after completion of this offering based on the assumption that (i) the Company has received Stockholder Approval and all of the shares of Series A Convertible Preferred Stock have automatically converted into 5,241,410 shares of Common Stock, (ii) the Company has received Stockholder Approval and all outstanding Notes have been converted to 19,444,444 shares of Common Stock pursuant to the Note Purchase Agreement, (iii) all of the shares of Common Stock registered for resale by the registration statement of which this prospectus is a part will be sold and (iv) no other shares of Common Stock will be acquired or sold by the Selling Stockholder before completion of this offering. However, the Selling Stockholder may sell all, part or none of their shares of Common Stock offered pursuant to this prospectus and may sell all, part or none of their Common Stock pursuant to one or more exemptions from the registration provisions of the Securities Act. Applicable percentage ownership after the offering is based on 208,000,521 shares of Common Stock outstanding as of September 3, 2025, after giving effect to 5,241,410 shares of Common Stock issuable upon conversion of all outstanding Series A Convertible Preferred Stock issued pursuant to the Purchase Agreement and 19,444,444 shares of Common Stock issuable upon conversion of all outstanding Notes issued pursuant to the Note Purchase Agreement.

(2)

Represents the number of shares of Common Stock that will be beneficially owned by the applicable Selling Stockholder after completion of this offering based on the assumption that (i) the Company has received Stockholder Approval and all of the shares of Series A Convertible Preferred Stock have automatically converted into 5,241,410 shares of Common Stock, (ii) all of the shares of Common Stock registered for resale by the registration statement of which this prospectus is a part will be sold and (iii) no other shares of Common Stock will be acquired or sold by the Selling Stockholder before completion of this offering. However, the Selling Stockholder may sell all, part or none of their shares of Common Stock offered pursuant to this prospectus and may sell all, part or none of their Common Stock pursuant to one or more exemptions from the registration provisions of the Securities Act. Applicable percentage ownership after the offering is based on 188,556,077 shares of Common Stock outstanding as of September 3, 2025, after giving effect to 5,241,410 shares of Common Stock issuable upon conversion of all outstanding Series A Convertible Preferred Stock issued pursuant to the Purchase Agreement.

(3)

The shares reported under “Number of Shares of Common Stock Owned Prior to Offering” consist of (i) 26,608,542 shares of Common Stock held by Rubric Capital Master Fund LP, (ii) 865,080 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock to Rubric Capital Master Fund LP, (iii) 1,369,480 shares of Common Stock held by Blackstone CSP-MST FMAP Fund, (iv) 44,520 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock to Blackstone CSP-MST FMAP Fund, (v) 1,122,706 shares of Common Stock held by BEMAP Master Fund Ltd., (vi) 36,500 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock to BEMAP Master Fund Ltd. and (vii) 19,444,444 shares of Common Stock issuable upon the conversion of the Notes issued to Rubric Long Term Opportunities Offshore Master Fund LP pursuant to the Note Purchase Agreement. Rubric Capital Master Fund LP, Blackstone CSP-MST FMAP Fund, BEMAP Master Fund Ltd. and Rubric Long Term Opportunities Offshore Master Fund LP are collectively referred to herein as the “Rubric Funds.” Each of Blackstone CSP-MST FMAP Fund, BEMAP Master Fund Ltd. and Rubric Long Term Opportunities Offshore Master Fund LP is managed or sub-managed by Rubric Capital Management LP, as applicable. The sole general partner of Rubric Capital Management LP is Rubric Capital Management GP LLC. The managing member of Rubric Capital Management GP LLC is David Rosen. Mr. Rosen may be deemed to have shared voting and investment power of the securities managed or sub-managed, as applicable, by Rubric Capital Management LP. Mr. Rosen disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of the Rubric Funds is 155 E 44th St., Suite 1630, New York, NY 10017.

(4)

The shares reported under “Number of Shares of Common Stock Owned Prior to Offering” consist of (i) 8,753,290 shares of Common Stock, (ii) 700,120 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock and (iii) 1,162,891 shares of Common Stock issuable upon exercise of Pre-Funded Warrants held by Velan Capital Master Fund, LP. The Pre-Funded Warrants are exercisable and will expire when exercised in full, however, the pre-funded warrants cannot be exercised by Velan Capital Master Fund, LP if, after giving effect thereto, Velan Capital Master Fund, LP (together with its affiliates) would beneficially own, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, more than 4.99% of the outstanding shares of Common Stock. Such ownership limitation may be increased upon 61 days’ notice to the Company. Velan Capital Holdings LLC (“Velan GP”), as the general partner of Velan Capital Master Fund, LP, may be deemed to beneficially own the shares beneficially owned by Velan Capital Master Fund, LP. Velan Capital Investment Management LP (“Velan Capital”), as the investment manager of Velan Capital Master Fund, LP, may be deemed to beneficially own the shares beneficially owned by Velan Capital Master Fund, LP. Velan Capital Management LLC (“Velan IM GP”), as the general partner of Velan Capital, may be deemed to beneficially own the shares beneficially owned by Velan Capital Master Fund, LP. Adam Morgan, as a Managing Member of each of Velan GP and Velan IM GP, may be deemed to beneficially own the shares beneficially owned by Velan Capital Master Fund, LP. Adam Morgan has served as Chairman of the board of directors (the “Board”) of the Company since April 2023, and as a director since February 2023. The address of Velan Capital Master Fund, LP is 100 North Main Street, Suite 301, Alpharetta, Georgia, 30009.

(5)

The shares reported under “Number of Shares of Common Stock Owned Prior to Offering” consist of (i) 6,976,804 shares of Common Stock held by Clearline Capital Partners Master Fund LP and (iii) 2,270,650 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock to Clearline Capital Partners Master Fund LP. Clearline Capital Partners LP and Clearline Capital Partners Master Fund LP are collectively referred to herein as the “Clearline Funds.” The Clearline Funds are managed or sub-managed by Clearline Capital LP, as applicable. The general partner of Clearline Capital LP is Clearline Capital GP LLC. The managing member of Clearline Capital GP LLC is Marc Majzner. Mr. Majzner may be deemed to have shared voting and investment power of the securities managed or sub-managed, as applicable, by Clearline Capital LP. Mr. Majzner disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of the Clearline Funds is 950 3rd Ave, 23rd Floor, New York, NY 10022.

(6)

The shares reported under “Number of Shares of Common Stock Owned Prior to Offering” consist of (i) 2,387,225 shares of Common Stock and (ii) 946,100 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock to Adage Capital Partners, L.P. Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage, and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage and may be deemed the beneficial owner of such securities, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address of these funds and persons is 200 Clarendon St., 52nd Floor, Boston, MA 02116. The address of Adage Capital Partners, L.P. is 200 Clarendon St., 52nd Floor, Boston MA 02116.

(7)

The shares reported under “Number of Shares of Common Stock Owned Prior to Offering” consist of (i) 697,070 shares of Common Stock held by JW Partners, LP, (ii) 276,260 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock to JW Partners, LP, (iii) 257,820 shares of Common Stock held by JW Opportunities Fund, LLC and 102,180 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock to JW Opportunities Fund, LLC. JW Partners, LP and JW Opportunities Fund, LLC are collectively referred to herein as the “JW Funds.” The address of JW Funds is 1051 N. Venetian Drive, Miami Beach, FL 33139.

PLAN OF DISTRIBUTION

We are registering (i) the shares of Common Stock issued pursuant to the Purchase Agreement, (ii) the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock issued pursuant to the Purchase Agreement and (iii) the shares of Common Stock issuable upon the conversion of the Notes issued pursuant to the Note Purchase Agreement to permit the resale of these shares of Common Stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders, which shall include donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•
on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
•
an exchange distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
short sales;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
through agreements between broker-dealers and the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•
a combination of any such methods of sale; and
•
any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all fees and expenses incident to the registration of our securities. We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and our bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

General

The total number of shares of capital stock that we have authorized is 402,500,000, divided into two classes consisting of (i) 400,000,000 shares of Common Stock and (ii) 2,500,000 shares of preferred stock.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In all matters other than an election of director, when a quorum is present at any meeting of our stockholders, the affirmative vote of a majority of the votes properly cast on the matter (excluding any abstentions or broker non-votes) will be the act of the stockholders, except as otherwise provided in the bylaws, the certificate of incorporation or a preferred stock designation, or as otherwise required by law. When a quorum is present at any meeting of stockholders for the election of directors, each director shall be elected by a majority of the votes cast; provided that, if the election is contested, the directors shall be elected by a plurality of the votes cast. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our Common Stock are entitled to receive ratably all dividends, if any, as may be declared from time to time by our Board out of the funds legally available. In the event of the liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company N.A.

Listing. Our common stock is currently listed on The Nasdaq Capital Market under the symbol “HRTX”.

Preferred Stock

Series A Convertible Preferred Stock

Designation and Amount. A total of 524,141 shares of Series A Convertible Preferred Stock are authorized for issuance under the Certificate of Designation of Rights, Preferences and Privileges (the “Certificate of Designation for Series A Convertible Preferred Stock”) of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on August 11, 2025. The shares of Series A Convertible Preferred Stock have a stated value of $15.00 per share and are convertible into shares of Common Stock at a conversion price of $1.50 per share, subject to certain adjustments.

Dividends. Holders of Series A Convertible Preferred Stock are entitled to dividends on an as-if-converted basis in the same form as any dividends actually paid on shares of Common Stock or other securities of the Company.

Ranking. The Series A Convertible Preferred Stock will rank senior to Common Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Voting Rights. Except as otherwise required by law, the holders of Series A Convertible Preferred Stock have no right to vote on matters submitted to a vote of the Company’s stockholders. Without the prior written consent of a majority of the outstanding shares of Series A Convertible Preferred Stock, the Company may not: (i) amend its Certificate of Incorporation (including the Certificate of Designation for Series A Convertible Preferred Stock) in a manner adverse to the Series A Convertible Preferred Stock; (ii) create or authorize the creation of any other security convertible into or exercisable for any equity security ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, the Series A Convertible Preferred Stock, or increase the authorized number of shares of Series A Convertible Preferred Stock; or (iii) enter into any agreement with respect to any of the foregoing.

Conversion. Upon receipt of Stockholder Approval, each share of Series A Convertible Preferred Stock will, without any further action on the part of the holder or the Company, automatically be converted into shares of Common Stock as determined by dividing the stated value by the conversion price then in effect. The Series A Convertible Preferred Stock will not be convertible into Common Stock until receipt of Stockholder Approval. The conversion price of $1.50 per share is subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other recapitalization affecting the Common Stock.

Beneficial Ownership Limitation. The shares of Series A Convertible Preferred Stock are convertible into shares of Common Stock at the conversion price in effect at the time of conversion, except that, subject to certain limited exceptions, no holder of Series A Convertible Preferred Stock may convert the Series A Convertible Preferred Stock if, after giving effect to the conversion, the holder and all affiliated persons would own beneficially more than 4.99% of Common Stock, subject to adjustment up to 9.99% or 19.99% solely at the holder’s discretion (the “Beneficial Ownership Limitation”); provided that in no event shall the Beneficial Ownership Limitation exceed 19.99% of the outstanding shares of Common Stock. A holder may, upon notice to the Company, increase or decrease the Beneficial Ownership Limitation but any such increase will not be effective until the 61st day after such notice is delivered to the Company.

Liquidation. In the event of the dissolution and winding up of the Company, the proceeds available for distribution to its stockholders would be paid pari passu among the holders of shares of Common Stock and Series A Convertible Preferred Stock, pro rata based upon the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted into Common Stock.

Series B Preferred Stock

In connection with the Board’s adoption of the Plan (as defined below), holders of the Rights (as defined below) are entitled to purchase from the Company one one-thousandth of a share of Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), at a price of $7.00 per one one-thousandth of a share of Series B Preferred Stock, subject to certain anti-dilution adjustments. A total of 400,000 shares of Series B Preferred Stock are reserved for issuance upon exercise of the Rights.

Shares of Series B Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series B Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $1.00 per share, and (b) an amount equal to 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock will be entitled to a preferential payment equal to $1,000 per share of Series B Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, before any distribution is made on securities ranking junior to the Series B Preferred Stock. Each share of Series B Preferred Stock will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of Common Stock are converted or exchanged, each share of Series B Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the Series B Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series B Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

Summary of Private Placement and Convertible Note Issuance

Convertible Note Issuance

On August 8, 2025, we entered into the Note Purchase Agreement with Rubric, pursuant to which we issued and sold the Notes to a fund affiliated with Rubric for an aggregate purchase price of $35.0 million pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act. The Convertible Note Issuance provides for (i) a maturity date of March 1, 2031, (ii) a 5% original issuance discount, (iii) 5% per annum interest payable in cash, (iv) the right to pay interest in kind for the first twelve months at a 7% rate, and (v) conversion into Common

Stock at $1.80 per share, subject to Stockholder Approval. The Note Purchase Agreement contains customary representations and warranties, agreements and obligations and termination provisions. The Convertible Note Issuance closed on August 12, 2025.

Private Placement

On August 8, 2025, we entered into the Purchase Agreement with the purchasers party thereto, in connection with a private placement of (i) 13,225,227 unregistered shares of Common Stock at a purchase price of $1.50 per share and (ii) 524,141 unregistered shares of Series A Convertible Preferred Stock, which shall automatically convert upon Stockholder Approval into 5,241,410 shares of Common Stock, at a conversion price of $1.50 per share (stated value of $15.00 per share) for an aggregate investment amount of approximately $27.7 million. The Purchase Agreement contains customary representations and warranties, agreements and obligations and termination provisions. The issuance of the shares of Common Stock and Series A Convertible Preferred Stock in the Private Placement was made in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act. The Private Placement closed on August 12, 2025.

We intend to seek Stockholder Approval pursuant to the applicable rules of the Nasdaq Stock Market to approve the conversion of the Notes and the Series A Convertible Preferred Stock into Common Stock. We have filed a preliminary proxy statement for such Stockholder Approval within thirty (30) calendar days of August 12, 2025, as required under the Note Purchase Agreement and the Purchase Agreement.

Certain Provisions Affecting Control of Heron Therapeutics

Certificate of Incorporation and Bylaw Provisions. Some provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:

•
acquisition of us by means of a tender offer;
•
acquisition of us by means of a proxy contest or otherwise; or
•
removal of our incumbent officers and directors.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Advance Notice Procedures. The advance notice procedures in our bylaws with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all such stockholder notices. These requirements may have the effect of precluding stockholders from bringing proposals relating to the nomination of candidates for election as directors or new business before the stockholders at an annual or special meeting.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combinations” to include:

•
any merger or consolidation involving the corporation and the interested stockholder;
•
any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;
•
in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or
•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Tax Benefit Preservation Plan. Our Board has adopted a Tax Benefit Preservation Plan, dated August 14, 2025, by and between the Company and Computershare Trust Company, N.A., as rights agent (as amended from time to time, the “Plan”) under which it has authorized and declared dividend of one preferred stock purchase right (individually, a “Right” and collectively, the “Rights”) for each share of Common Stock of the Company outstanding at the close of business on August 15, 2025. Each Right will entitle the registered holder, after the Rights become exercisable and until August 14, 2026 (or the earlier redemption, exchange or termination of the Rights), to purchase from the Company one one-thousandth of a share of our Series B Preferred Stock, at a price of $7.00 per one one-thousandth of a share of Series B Preferred Stock, subject to certain anti-dilution adjustments.

By adopting the Plan, the Board is seeking to protect our ability to carry forward its net operating losses (collectively, “NOLs”). For federal and state income tax purposes, we may “carry forward” NOLs in certain circumstances to offset current and future taxable income, which will reduce future federal and state income tax liability, subject to certain requirements and restrictions. If we were to experience an “ownership change,” as defined in Section 382 of the Internal Revenue Code, our ability to utilize these NOLs to offset future taxable income could be significantly limited. Generally, an “ownership change” would occur if the percentage of our stock owned by one or more “five percent stockholders” increases by more than fifty percentage points over the lowest percentage of stock owned by such stockholders at any time during the prior three-year period.

The Plan is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of Common Stock, or any existing 4.99% or greater holder from acquiring any additional shares of Common Stock, in each case, without the approval of the Board and thus mitigate the threat that stock ownership changes present to our NOL asset. The Plan includes a procedure whereby the Board will consider requests to exempt certain proposed acquisitions of Common Stock from the applicable ownership trigger if the Board determines that the requested acquisition will not limit or impair the availability of the NOLs to us.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. and its address is 150 Royall Street, Canton, MA 02021.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. We also maintain a website at www.herontx.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus or any accompanying prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that is incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities:

•
our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025;
•
our Quarterly Reports on Form 10-Q for the periods ended March 31, 2025 and June 30, 2025, filed with the SEC on May 6, 2025 and August 8, 2025, respectively;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2025;
•
our Current Reports on Form 8-K filed with the SEC on February 20, 2025, April 29, 2025, May 6, 2025 (Items 8.01 and 9.01), June 18, 2025, August 8, 2025, August 12, 2025 (Item 1.01) and August 12, 2025 (Items 1.01, 5.03, 8.01 and 9.01), August 15, 2025, and August 28, 2025.
•
the description of the Company’s Common Stock contained in Amendment No. 3 to that certain registration statement on Form 8-A, filed with the SEC on July 6, 2017 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description;
•
the description of the Company’s Series B Preferred Stock contained in the registration statement on Form 8-A, filed with the SEC on August 15, 2025 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description; and

any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any additional prospectus supplements modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. To request such materials, please contact Ira Duarte, Executive Vice President, Chief Financial Officer, at the following address or telephone number: Heron Therapeutics, Inc., 100 Regency Forest Drive, Suite 300, Cary, North Carolina 27518, (858) 251-4400. A copy of all documents that are incorporated by reference into this prospectus can also be found on our website by accessing www.herontx.com.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by DLA Piper LLP (US), Short Hills, New Jersey. Additional legal matters may be passed upon for us, the Selling Stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee		$7,719.57
Printing and Engraving Fees		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous		*
Total	$	*

____________________

*

These fees are calculated based on the type of securities offered and the number of issuances, which are indeterminable, and accordingly, cannot be estimated at this time. An estimate of the aggregate expenses in connection with the sale and distribution of securities being offered will be included in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, or the DGCL, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation and bylaws provide for indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into separate indemnification agreements with each of our directors and certain officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers. Any underwriting agreement or distribution agreement that we enter into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify us, some or all of our directors and officers and our controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.

Item 16. Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables,” in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Cary, State of North Carolina on September 9, 2025.

HERON THERAPEUTICS, INC.

By:	/s/ Craig Collard
Craig Collard
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Craig Collard and Ira Duarte, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Craig Collard	Chief Executive Officer and Director	September 9, 2025
Craig Collard	(Principal Executive Officer)

/s/ Ira Duarte	Chief Financial Officer	September 9, 2025
Ira Duarte	(Principal Financial and Accounting Officer)

/s/ Adam Morgan	Chairman of the Board of Directors	September 9, 2025
Adam Morgan

/s/ Sharmila Dissanaike	Director	September 9, 2025
Sharmila Dissanaike

/s/ Craig Johnson	Director	September 9, 2025
Craig Johnson

/s/ Michael Kaseta	Director	September 9, 2025
Michael Kaseta

/s/ Christian Waage	Director	September 9, 2025
Christian Waage

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.

3.1

Certificate of Incorporation, as amended through July 29, 2009 (incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as Exhibit 3.1, filed on August 4, 2009).

3.2	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to our Current Report on Form 8-K, as Exhibit 3.1, filed on January 13, 2014).

3.3	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to our Current Report on Form 8-K, as Exhibit 3.1, filed on June 18, 2024).

3.4

Certificate of Designation of Rights, Preferences and Privileges of Series A Convertible Preferred Stock (incorporated by reference to our Current Report on Form 8-K, as Exhibit 3.1, filed on August 12, 2025).

3.5	Certificate of Designation of Series B Preferred Stock (incorporated by reference to our Current Report on Form 8-K, as Exhibit 3.1, filed on August 15, 2025).

3.9	Amended and Restated Bylaws (incorporated by reference to our Current Report on Form 8-K, as Exhibit 3.1, filed on February 8, 2019).

4.1	Common Stock Certificate (incorporated by reference to our Registration on Form S-3 (Registration No. 333-162968), as Exhibit 4.1, filed on November 6, 2009).

5.1**	Opinion of DLA Piper LLP (US).

10.1**	Note Purchase Agreement, dated August 8, 2025, by and among Heron Therapeutics, Inc., the purchasers party from time to time thereto and Rubric Capital Management LP.

10.2

Securities Purchase Agreement, dated August 8, 2025, by and among Heron Therapeutics, Inc. and the purchasers party thereto (incorporated by reference to our Current Report on Form 8-K, as Exhibit 10.5, filed on August 12, 2025).

10.3

Cooperation Agreement, dated August 8, 2025, by and among Heron Therapeutics, Inc. and Rubric Capital Management LP (incorporated by reference to our Current Report on Form 8-K, as Exhibit 10.1, filed on August 12, 2025).

10.4

Tax Benefit Preservation Plan between Heron Therapeutics, Inc. and Computershare Trust Company N.A. dated August 14, 2025 (incorporated by reference to our Current Report on Form 8-K, as Exhibit 4.1, filed on August 15, 2025).

23.1**	Consent of Withum Smith+Brown, PC.

23.2**	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1**	Power of Attorney (contained on the signature page).

107**	Filing Fee Table.

___________________

*

To be filed by amendment or as an exhibit to a document incorporated by reference or deemed to be incorporated by reference in this registration statement, including a current report on Form 8-K, in connection with the offering of any securities, as appropriate.

**	Filed herewith.